UMB Financial Corporation

News Release

1010 Grand Boulevard Kansas City, MO 64106 816.860.7000 umb.com

//FOR IMMEDIATE RELEASE//

Contact: Mandie Nelson, 816.860.5088

Investor Relations Contact: Begonya Klumb, 816.860.7906

UMB Financial Corporation Reports a 24 percent Increase and Record Full-Year Earnings of $74.2 million for 2007

Selected financial highlights
·	Record full-year revenue of $521.5 million
·	Record full-year noninterest income of $288.8 million
·	Net interest margin for the year increased 6 basis points to 3.44 percent
·	Nonperforming loans remained flat at 0.17 percent of loans
·	Net chargeoffs for the year remained flat at 0.21 percent of average loans
·	Capital remains strong with an equity-to-assets ratio of 9.5 percent

Kansas City, Mo. (January 22, 2008) – UMB Financial Corporation (NASDAQ: UMBF), a multi-bank holding company, announced earnings for the year ended December 31, 2007 of $74.2 million or $1.78 per share ($1.77 diluted). This is an increase of $14.4 million, or 24.2 percent, compared to the prior year earnings of $59.8 million or $1.40 per share ($1.40 diluted). Earnings for the three months ended December 31, 2007 were $15.3 million or $0.37 per share ($0.37 diluted). This is a decrease of $0.5 million, or 3.2 percent, compared to fourth quarter 2006 earnings of $15.8 million or $0.37 per share ($0.37 diluted). The current quarter included a pre-tax liability accrual of $4.6 million related to the company’s estimated share of Visa U.S.A., Inc.’s (Visa) covered litigation provision as well as a $0.7 million net gain on a contingent payment received on the sale of the securities transfer product. Excluding these adjustments, net income for the fourth quarter would have increased 12.6 percent to $17.8 million. A table reconciling GAAP net income for these items for the quarter and year-to-date is included with this release.

“This quarter we watched the industry weather some challenging conditions,” commented Mariner Kemper, Chairman and CEO of UMB Financial Corporation. “I am extremely proud of the results our associates achieved for the quarter and the year. Our results continued to be fueled by double-digit fee income growth and an increase in net interest income. In addition, we grew average loans 9.0 percent while not wavering from our historically strong underwriting standards. Our financial performance in the current market environment validates our time-tested model of quality, liquidity and capital strength.”

Net Interest Income

Net interest income for the fourth quarter of 2007 increased $4.2 million, or 7.4 percent, compared to the same period in 2006 due primarily to higher average earning assets while increasing net interest margin. Average earning assets increased by $266.0 million, or 3.9 percent, as compared to the fourth quarter of 2006. Most of this increase was due to a $138.5 million, or 3.7 percent, increase in average loans and a $149.1 million, or 5.3 percent, increase in total securities, including trading securities and other. Net interest margin increased 14 basis points to 3.55 percent for the three months ended December 31, 2007 as compared to the same quarter in 2006.

Noninterest Income and Expense

“Our results for the fourth quarter continue to be driven by continued improvement in our fee-based businesses,” said Peter deSilva, President and Chief Operating Officer. “Noninterest income grew 12.1 percent for the quarter, and 13.3 percent for the year. This growth continues to be driven by trust and securities processing income from our Asset Management and Fund Services divisions, as well as bankcard fees. Additionally, during the quarter, we announced that our Healthcare Services Division passed $100 million in Health Savings Account (HSA) assets, or an increase of 53 percent over the prior year. Finally, with almost 800,000 healthcare accounts, we are optimistic about the growth opportunity and remain committed to maintaining our leadership position in this important segment.”

Noninterest income increased $7.9 million, or 12.1 percent, for the three months ended December 31, 2007 compared to the same period in 2006. Trust and securities processing income increased $4.9 million, or 19.2 percent, for the three months ended December 31, 2007 compared to the same period in 2006. This increase was primarily due to a $1.5 million, or 20.0 percent, increase in fee income from the UMB Scout Funds and a $2.3 million, or 29.4 percent, increase in fund administration and distribution services. Deposit service charges were $1.5 million, or 8.4 percent, higher in the fourth quarter 2007 than in the same period in 2006 due mostly to greater individual overdraft and return item charges as well as pricing changes implemented at the beginning of 2007. A $0.7 million net gain was recognized on a contingent payment received on the sale of the securities transfer product, which was completed during the third quarter. In addition, gains on the sale of available-for-sale securities of $1.0 million were recognized during the quarter.

Noninterest expense increased $11.3 million, or 11.4 percent, for the three months ended December 31, 2007 compared to the same period in 2006. Salary expense increased by $4.3 million, or 8.6 percent, mostly due to higher employee base salaries, higher commissions and bonuses, and higher cost of benefits. Marketing and business development increased $0.7 million, or 21.3 percent, due to timing of marketing initiatives in the fourth quarter of 2007 compared to the same quarter in 2006. Processing fees increased $1.0 million, or 13.1 percent, due to increased third party custodian fees related to international transactions from mutual fund clients and sub-transfer agency fees paid for the distribution of the UMB Scout Funds. A liability of $4.6 million, which represents more than 40 percent of the noninterest expense increase, was recorded for the estimated company’s proportional share of Visa’s covered litigation. Excluding this litigation liability, noninterest expense would have increased 6.7 percent.

Balance Sheet and Margin

“Our balance sheet remains well positioned in this time of economic instability,” said Mike Hagedorn, Chief Financial Officer. “Our capital ratios are a reflection of our balance sheet strength. Moreover, our loan portfolio continued to grow in the fourth quarter, with commercial, HELOC and credit cards recording solid gains. Last quarter, we announced the strategic decision to run off our indirect loan portfolio, and continue to monitor our funding needs as a result. We expect this run-off to reduce our reliance on short-term instruments and repurchase agreements, and provide more balance sheet flexibility. Our current balance sheet and funding structure have allowed us to manage our funding costs as rates declined and contributed to margin improvement during the quarter.”

Average total assets for the three months ended December 31, 2007 were $8.1 billion compared to $7.8 billion for the same period in 2006, an increase of $298.5 million, or 3.8 percent. Average earning assets increased by $266.0 million, or 3.9 percent.

Actual loan balances on December 31, 2007 were $3.9 billion, compared to $3.8 billion on December 31, 2006. These balances were as follows:

	December 31,	December 31,		Percent
Loans by Category (in thousands)	2007	2006	Change	Change
Commercial, financial and agricultural	$1,769,505	$1,564,793	$204,712	13.1%
Real estate construction	83,292	84,141	(849)	(1.0)%
Consumer	795,826	982,325	(186,499)	(19.0)%
Real estate	1,262,389	1,116,405	145,984	13.1%
Leases	6,113	5,781	332	5.7%

Loans before loans held for sale	3,917,125	3,753,445	163,680	4.4%

Loans held for sale	12,240	14,120	(1,880)	(13.3)%

Total loans and loans held for sale	$3,929,365	$3,767,565	$161,800	4.3%

Nonperforming loans were flat at December 31, 2007 and 2006 totaling $6.6 million. As a percentage of total loans, nonperforming loans were 0.17 percent of loans as of December 31, 2007 and 2006. Nonperforming loans are defined as nonaccrual loans and restructured loans. The company’s allowance for loan losses totaled $46.0 million, or 1.17 percent of total loans as of December 31, 2007 compared to $44.9 million, or 1.20 percent of total loans as of December 31, 2006.

For the three months ended December 31, 2007, average securities, including trading securities and other, totaled $3.0 billion. This is an increase of $149.1 million, or 5.3 percent from the same period in 2006. Average federal funds sold and resell agreements for the fourth quarter decreased $21.7 million, or 7.6 percent over the same period in 2006 to $264.2 million.

Average total deposits increased $338.5 million, or 6.1 percent, to $5.9 billion for the three months ended December 31, 2007, compared to the same period in 2006. The increase in deposits came primarily from our public funds, mutual fund processing and treasury management businesses. Average time deposit accounts increased by $112.0 million, or 9.0 percent, for the three months ended December 31, 2007 as compared to 2006. Average money market accounts increased by $199.3 million, or 20.0 percent, in 2007 as compared to 2006. Total deposits as of December 31, 2007 were $6.6 billion, compared to $6.3 billion at December 31, 2006, a 3.8 percent increase.

As of December 31, 2007, UMB had total shareholders’ equity of $890.6 million, a 4.9 percent increase from the prior year. For the three months ended December 31, 2007, the company repurchased 448,707 shares at an average price of $40.31 per share, for a total cost of $18.1 million. For the year, shares repurchased totaled 1.1 million, which at an average price of $39.37 per share, resulted in a total cost of $43.3 million.

The company declared its regular quarterly cash dividend of $0.15 per share to be paid on April 1, 2008, to shareholders of record at of the close of business on March 11, 2008.

Year-to-Date

Earnings for the year ended December 31, 2007 were $74.2 million or $1.78 per share ($1.77 diluted). This is an increase of $14.4 million, or 24.2 percent, compared to the prior year earnings of $59.8 million or $1.40 per share ($1.40 diluted). Excluding a $7.2 million pre-tax net gain on the sale of the securities transfer product as well as the $4.6 million liability recorded for the company’s proportional share of Visa’s covered litigation provision, adjusted net income would have totaled $72.6 million or a 21.4 percent increase over 2006. A table reconciling GAAP net income for these items for the quarter and year-to-date is included with this release.

Net interest income for the year ended December 31, 2007 increased $15.5 million, or 7.1 percent, compared to the same period in 2006 due primarily to higher average earning assets and rates. Net interest margin increased to 3.44 percent for year ended December 31, 2007 as compared to 3.38 percent for the same period in 2006.

Noninterest income increased $33.8 million or 13.3 percent, to $288.8 million for the year ended December 31, 2007 as compared to the same period in 2006. The increase was primarily attributable to higher trust and securities processing income, deposit service charges, trading and investment income and brokerage fees. Trust and securities processing income increased $17.3 million, or 17.6 percent, for year-to-date December 31, 2007 as compared to the same period in 2006. Deposit service charges were $6.3 million, or 8.5 percent, higher for the twelve months ended December 31, 2007 than the same period in 2006 due mostly to greater individual overdraft and return item charges as well as pricing changes implemented at the beginning of the year. A $7.2 million net gain was recognized on the sale of the securities transfer product, which was completed during the third quarter. Excluding this net gain, noninterest income would have increased 10.4 percent.

Noninterest expense increased $25.7 million, or 6.8 percent, for the twelve months ended December 31, 2007 compared to the same period in 2006. Salary expense increased by $12.9 million, or 6.7 percent, mostly due to higher employee base salaries, higher commissions and bonuses and higher cost of benefits. Occupancy expense increased $2.5 million, or 8.9 percent, mainly from increased repair and maintenance costs of existing facilities and increased facility security expense. Equipment expense increased by $3.7 million, or 7.6 percent, for the year ended December 31, 2007 as compared to the same period in 2006 due mostly to higher amortization and maintenance costs related to software and associated equipment. A liability of $4.6 million was recorded for the company’s proportional share of Visa’s covered litigation provision. Excluding this liability, noninterest expense would have increased 5.5 percent.

The company plans to host a conference call to discuss its fourth quarter and full-year results on January 23, 2008, at 8:30 a.m. (CST). Interested parties may access the call by dialing U.S./Canada (toll-free) 800-218-0530 or access the following Web link at least 10 minutes before the call begins: http://w.on24.com/r.htm?e=99489&s=1&k=1687404DB24DB20851AB9BEB2DDA5198 or visit www.umb.com, investor relations, to access the link to the live call.

A replay of the conference call may be heard until February 6, 2008, by calling U.S./Canada (toll-free) 800-405-2236 or 303-590-3000. The replay pass code required for playback is conference ID 11104690#. The call replay may also be accessed via the company's Web site, www.umb.com, by visiting the investor relations’ area.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties, which could cause actual results to differ materially from those contemplated by the forward-looking statements in this Current Report on Form 8-K, any exhibits to this Current

Report and other public statements the company may make. While management of UMB believes their assumptions are reasonable, UMB cautions that changes in general economic conditions, changes in interest rates, changes in the securities markets, changes in operations, changes in competition, technology changes, legislative or regulatory changes, the ability of customers to repay loans, changes in loan demand, increases in employee costs, and other risks and uncertainties detailed in UMB’s filings with the Securities and Exchange Commission, may cause actual results to differ materially from those discussed in this release. UMB has no duty to update such statements, and undertakes no obligation to update or supplement forward-looking statements that become untrue because of new information, future events or otherwise.

Non-GAAP Financial Measures:

Certain financial measures contained in this press release exclude net gains associated with the sale of the securities transfer product in July, 2007, as well as a liability accrual related to Visa’s covered litigation provision. Financial measures which exclude those items have not been determined in accordance with generally accepted accounting principles and are therefore non-GAAP financial measures. Management of UMB believes that investors’ understanding of the company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company’s ongoing results of operations. These non-GAAP measures should not be considered a substitute for GAAP-basis measures and results. Our non-GAAP measures may not be comparable to non-GAAP measures of other companies. The attached Non-GAAP Reconciliation Schedule provides a reconciliation of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a multi-bank holding company headquartered in Kansas City, Missouri, offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 135 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, single-purpose companies that deal with brokerage services and insurance and a registered investment advisor that manages the company’s proprietary mutual funds.

NON-GAAP RECONCILIATION SCHEDULE	UMB Financial Corporation

(all dollars in thousands) (unaudited)

The following tables present the reconciliation of non-GAAP financial measures to reported GAAP financial measures.

	Three Months Ended	Year Ended
	December 31,	December 31,
	2007	2007

Net interest income after provision for loan losses	$57,858	$223,351
Noninterest income	72,877	288,788
Noninterest expense	110,018	407,164
Income tax provision	5,418	30,762

Net income	15,299	74,213

Adjustments
Noninterest income
Gain on sale of securities transfer	(727)	(7,218)
Noninterest expense
Covered litigation provision	4,628	4,628

Total Adjustments pre-tax	3,901	(2,590)
Income tax provision	(1,404)	932

After tax adjustments to GAAP	2,497	(1,658)

Adjusted net income	$17,796	$72,555

The above table presents the variation in net income on an as reported (GAAP) basis and excluding certain gains related to the sale of securities transfer and the covered litigation provision. The press release includes commentary that compares both GAAP and non-GAAP financial measures.

CONSOLIDATED BALANCE SHEETS	UMB Financial Corporation

(all dollars in thousands) (unaudited)
	December 31,
Assets	2007	2006

Loans	$3,917,125	$3,753,445
Allowance for loan losses	(45,986)	(44,926)

Net loans	3,871,139	3,708,519

Loans held for sale	12,240	14,120
Investment Securities:
Available for sale	3,385,952	3,238,648
Held to maturity	37,658	44,781
Federal Reserve Bank stock and other	19,287	15,490
Trading securities	43,883	64,534

Total investment securities	3,486,780	3,363,453

Federal funds and resell agreements	712,012	848,922
Cash and due from banks	806,600	531,188
Bank premises and equipment, net	235,528	243,216
Accrued income	62,021	57,313
Goodwill	94,512	93,723
Other intangibles	16,463	19,309
Other assets	45,664	38,002

Total assets	$9,342,959	$8,917,765

Liabilities
Deposits:
Noninterest - bearing demand	$2,094,422	$2,293,096
Interest - bearing demand and savings	2,959,109	2,644,125
Time deposits under $100,000	852,837	799,003
Time deposits of $100,000 or more	644,434	572,740

Total deposits	6,550,802	6,308,964

Federal funds and repurchase agreements	1,734,749	1,620,945
Short-term debt	33,753	17,881
Long-term debt	36,032	38,020
Accrued expenses and taxes	76,362	52,381
Other liabilities	20,687	30,699

Total liabilities	8,452,385	8,068,890

Shareholders' Equity
Common stock	55,057	55,057
Capital surplus	702,914	699,794
Retained earnings	430,824	380,464
Accumulated other comprehensive income (loss)	12,246	(17,259)
Treasury stock	(310,467)	(269,181)

Total shareholders' equity	890,574	848,875

Total liabilities and shareholders' equity	$9,342,959	$8,917,765

Consolidated Statements of Income			UMB Financial Corporation

(unaudited, dollars in thousands except share and per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
Interest Income	2007	2006	2007	2006

Loans	$67,252	$65,424 $	270,638 $	238,356
Securities:
Taxable Interest	26,377	23,605	97,576	85,585
Tax-exempt interest	6,627	6,060	25,269	23,448

Total securities income	33,004	29,665	122,845	109,033

Federal funds and resell agreements	3,000	3,960	18,659	19,112
Trading securities and other	447	553	2,271	2,582

Total interest income	103,703	99,602	414,413	369,083

Interest Expense
Deposits	31,026	27,312	120,217	96,889
Federal funds and repurchase agreements	11,263	15,146	59,250	52,832
Short-term debt	150	190	591	619
Long-term debt	406	313	1,671	1,519

Total interest expense	42,845	42,961	181,729	151,859

Net interest income	60,858	56,641	232,684	217,224
Provision for loan losses	3,000	1,000	9,333	8,734

Net interest income after provision for loan losses	57,858	55,641	223,351	208,490

Noninterest Income
Trust and securities processing	30,454	25,551	115,585	98,250
Trading and investment banking	4,541	4,755	19,288	18,192
Service charges on deposits	19,945	18,408	79,880	73,598
Insurance fees and commissions	875	807	3,418	3,956
Brokerage fees	1,999	1,602	8,023	6,228
Bankcard fees	10,541	10,009	39,972	38,759
(Losses) gains on sales of assets and deposits, net	(684)	384	(597)	793
Gain on sale of securities transfer	727	-	7,218	-
Gains (losses) on sales of securities available for sale	1,007	(3)	1,010	117
Other	3,472	3,499	14,991	15,052

Total noninterest income	72,877	65,012	288,788	254,945

Noninterest Expense
Salaries and employee benefits	54,345	50,052	206,883	193,980
Occupancy, net	7,833	7,488	30,255	27,776
Equipment	12,901	12,882	52,711	48,968
Supplies and services	6,108	5,817	23,435	22,805
Marketing and business development	3,869	3,190	15,443	14,835
Processing fees	8,593	7,601	29,861	28,292
Legal and consulting	2,656	2,440	8,451	8,175
Bankcard	2,980	3,610	11,064	13,831
Amortization of other intangibles	721	731	2,943	1,600
Covered litigation provision	4,628	-	4,628	-
Other	5,384	4,917	21,490	21,155

Total noninterest expense	110,018	98,728	407,164	381,417

Income before income taxes	20,717	21,925	104,975	82,018
Income tax provision	5,418	6,124	30,762	22,251

Net income	$ 15,299	$15,801	$74,213	$59,767

Per Share Data
Net income- Basic	$ 0.37	$0.37	$1.78	$1.40
Net income- Diluted	0.37	0.37	1.77	1.40
Dividends	0.15	0.13	0.57	0.52
Weighted average shares outstanding	41,279,865	42,349,000	41,712,223	42,592,960

Consolidated Statements of
Shareholders' Equity						UMB Financial Corporation

(all dollars in thousands)

					Accumulated
					Other
	Common	Capital	Unearned	Retained	Comprehensive	Treasury
	Stock	Surplus	Compensation	Earnings	Income (Loss)	Stock	Total

Balance - January 1, 2006	$27,528	$728,108	$(1,904)	$342,675	$(21,550)	$(241,394)	$833,463

Comprehensive income (loss)
Net income	-	-	-	59,767	-	-	59,767
Change in unrealized losses on
securities	-	-	-	-	4,291	-	4,291

Total comprehensive income							64,058
Cash dividends ($0.52 per share)	-	-	-	(21,978)	-	-	(21,978)
Stock split 2 for 1	27,529	(27,529)	-	-	-	-	-
Purchase of treasury stock	-		-	-	-	(29,598)	(29,598)
Issuance of stock awards	-	(938)	-	-	-	1,088	150
Adoption of SFAS 123( R)	-	(1,904)	1,904	-	-	-	-
Recognition of stock based
compensation	-	1,669	-	-	-	-	1,669
Sale of treasury stock	-	280	-	-	-	194	474
Exercise of stock options	-	108	-	-	-	529	637

Balance - December 31, 2006	55,057	699,794	-	380,464	(17,259)	(269,181)	848,875

Comprehensive income
Net income	-	-	-	74,213	-	-	74,213
Other Comprehensive income
Change in unrealized losses on
securities	-	-	-	-	29,505	-	29,505

Total comprehensive income							103,718
Cash dividends ($0.57 per share)	-	-	-	(23,853)	-	-	(23,853)
Purchase of treasury stock	-	-	-	-	-	(43,309)	(43,309)
Issuance of stock awards	-	(946)	-	-	-	1,083	137
Recognition of stock based
compensation	-	3,383	-	-	-	-	3,383
Net tax benefit related to equity
compensation plans		26	-	-	-	-	26
Sale of treasury stock	-	321	-	-	-	181	502
Exercise of stock options	-	336	-	-	-	759	1,095

Balance - December 31, 2007	$55,057	$702,914	$-	$430,824	$12,246	$(310,467)	$890,574

Average Balances / Yields and Rates			UMB Financial Corporation

(tax - equivalent basis)

(all dollars in thousands)(unaudited)		Year Ended December 31,
	2007		2006

	Average	Average	Average	Average
Assets	Balance	Yield/Rate	Balance	Yield/Rate

Loans, net of unearned interest	$3,901,853	6.94%	$3,579,665	6.66%
Securities:
Taxable	2,061,994	4.73	2,059,946	4.15
Tax-exempt	725,765	5.12	682,363	4.99

Total securities	2,787,759	4.83	2,742,309	4.36
Federal funds and resell agreements	360,288	5.18	378,028	5.06
Trading securities and other	58,862	4.03	56,639	4.68

Total earning assets	7,108,762	6.00	6,756,641	5.62
Allowance for loan losses	(45,647)		(42,214)
Other Assets	933,171		868,790

Total assets	$7,996,286		$7,583,217

Liabilities and Shareholders' Equity
Interest-bearing deposits	$3,936,104	3.05%	$3,648,158	2.66%
Federal funds and repurchase agreements	1,272,699	4.66	1,148,454	4.60
Borrowed funds	49,777	4.54	51,084	4.19

Total interest-bearing liabilities	5,258,580	3.46	4,847,696	3.13
Noninterest-bearing demand deposits	1,780,098		1,840,640
Other liabilities	83,530		51,784
Shareholders' equity	874,078		843,097

Total liabilities and shareholders' equity	$7,996,286		$7,583,217

Net interest spread		2.54%		2.49%
Net interest margin		3.44		3.38

		Three Months Ended December 31,
	2007		2006

	Average	Average	Average	Average
Assets	Balance	Yield/Rate	Balance	Yield/Rate

Loans, net of unearned interest	$3,915,493	6.82%	$3,776,980	6.88%
Securities:
Taxable	2,188,027	4.78	2,084,945	4.49
Tax-exempt	754,429	5.13	703,908	4.94

Total securities	2,942,456	4.87	2,788,853	4.60
Federal funds and resell agreements	264,226	4.50	285,880	5.50
Trading securities and other	48,373	3.90	52,869	4.28

Total earning assets	7,170,548	5.92	6,904,582	5.88
Allowance for loan losses	(46,711)		(44,261)
Other assets	944,979		909,953

Total assets	$8,068,816		$7,770,274

Liabilities and Shareholders' Equity
Interest-bearing deposits	$4,089,202	3.01%	$3,752,809	2.89%
Federal funds and repurchase agreements	1,129,856	3.95	1,224,005	4.91
Borrowed funds	51,644	4.27	52,672	3.79

Total interest-bearing liabilities	5,270,702	3.23	5,029,486	3.39
Noninterest-bearing demand deposits	1,810,307		1,808,153
Other liabilities	93,551		75,846
Shareholders' equity	894,256		856,789

Total liabilities and shareholders' equity	$8,068,816		$7,770,274

Net interest spread		2.69%		2.49%
Net interest margin		3.55		3.41

FOURTH QUARTER 2007
FINANCIAL HIGHLIGHTS	UMB Financial Corporation

(all dollars in thousands, except per share data) (unaudited)

Year Ended December 31	2007	2006

Net interest income	$232,684	$217,224
Provision for loan losses	9,333	8,734
Noninterest income	288,788	254,945
Noninterest expense	407,164	381,417
Income before income taxes	104,975	82,018
Net income	74,213	59,767
Net income per share - Basic	1.78	1.40
Net income per share - Diluted	1.77	1.40
Return on average assets	0.93%	0.79%
Return on average equity	8.49%	7.09%

Three Months Ended December 31

Net interest income	$60,858	$56,641
Provision for loan losses	3,000	1,000
Noninterest income	72,877	65,012
Noninterest expense	110,018	98,728
Income before income taxes	20,717	21,925
Net income	15,299	15,801
Net income per share - Basic	0.37	0.37
Net income per share - Diluted	0.37	0.37
Return on average assets	0.75%	0.81%
Return on average equity	6.79%	7.32%

At December 31

Assets	$9,342,959	$8,917,765
Loans, net of unearned interest	3,917,125	3,753,445
Securities	3,486,780	3,363,453
Deposits	6,550,802	6,308,964
Shareholders' equity	890,574	848,875
Book value per share	21.55	20.08
Market price per share	38.36	36.51
Equity to assets	9.53%	9.52%
Allowance for loan losses	$45,986	$44,926
As a % of loans	1.17%	1.20%
Nonaccrual and restructured loans	$6,581	$6,563
As a % of loans	0.17%	0.17%
Loans over 90 days past due	$2,922	$2,706
As a % of loans	0.07%	0.07%
Other real estate owned	$1,151	$377
Net loan charge-offs quarter-to-date	$3,189	$(387)
As a % of average loans	0.33%	(0.04)%
Net loan charge-offs year-to-date	$8,273	$6,992
As a % of average loans	0.21%	0.20%

Common shares outstanding	41,327,624	42,266,041

Average Balances
Year Ended December 31

Assets	$7,996,286	$7,583,217
Loans, net of unearned interest	3,901,853	3,579,665
Securities	2,787,759	2,742,309
Deposits	5,716,202	5,488,798

Shareholders' equity	874,078	843,097

Selected Financial Data
of Affiliate Banks			UMB Financial Corporation

(all dollars in thousands)(unaudited)		December 31, 2007
		Loans
		Net of
	Total	Unearned	Total	Shareholders'
Missouri	Assets	Interest	Deposits	Equity

UMB Bank, n.a.	$ 8,122,867	$3,171,357 $	5,652,599 $	581,985

Colorado

UMB Bank Colorado, n. a.	810,726	486,372	583,223	137,488

Kansas

UMB National Bank of America	685,729	219,568	387,074	66,233

Arizona

UMB Bank Arizona, n. a.	45,810	43,949	9,752	8,813

Banking - Related Subsidiaries

UMB Community Development Corporation
UMB Banc Leasing Corp.
UMB Financial Services, Inc.
UMB Scout Insurance Services, Inc.
UMB Capital Corporation
United Missouri Insurance Company
UMB Trust Company of South Dakota
Scout Investment Advisors, Inc.
UMB Fund Services, Inc.
UMB Consulting Services, Inc.
Kansas City Realty Company
Kansas City Financial Corporation
UMB Redevelopment Corporation
UMB Realty Company, LLC
UMB National Sales Corporation
Grand Distribution Services, LLC
UMB Distribution Service, LLC